Exhibit 10.1

August 26, 2026

Saleel Awsare

c/o Lantronix, Inc.

48 Discovery, Suite 250

Irvine, CA 92618

Dear Saleel:

We want to thank you for your dedicated service to Lantronix, Inc. (“Lantronix” or the “Company”) and to confirm the compensation adjustment approved by the Compensation Committee of the Board of Directors of the Company and the corresponding amendment to the terms and conditions of that certain Employment Agreement, dated October 31, 2023, by and between you and the Company (the “Employment Agreement”).

Effective August 1, 2026, section 3.1 of the Employment Agreement titled “BASE SALARY” is hereby amended and restated in its entirety to read as follows:

“Base Salary.  During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments.  The Executive’s Base Salary shall be at an annualized rate of Five Hundred and Fifty Thousand Dollars ($550,000).”

ACCEPTANCE

To acknowledge and accept the foregoing amendment to the Employment Agreement, please sign below and return a scanned copy via email to Human Resources at HR@lantronix.com.

Very truly yours,

LANTRONIX, INC.

/s/ Dennis Gallagher

Dennis Gallagher

Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND ACCEPTED BY:

/s/ Saleel Awsare

Saleel Awsare

Date: August 26, 2026